NUMBER 0

Incorporated under the laws of the State of Delaware

SHARES

United Benefits & Pension Services, Inc.

Total Authorized Issue
50,000,000 Shares $0.00001 Par Value
Common Stock

See Reverse for Certain Definitions

This is to certify that **SPECIMEN** is the owner of

_______________ *fully paid and non-assessable shares of the above Corporation transferable only on the books of the Corporation by the holder thereof in person or by a duly authorized Attorney upon surrender of this Certificate properly endorsed.*

Witness, *the seal of the Corporation and the signatures of its duly authorized officers.*

Dated

Secretary

President

CORPKIT, NEW YORK